EXHIBIT 23.1
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The Directors
LaSalle Partners Incorporated
200 East Randolph Drive
Chicago, Illinois  60601
United States of America




INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in the registration statement (No. 333-42193) on Form S-8 of LaSalle Partners Incorporated of our report dated 23 November 1998 with respect to the consolidated financial statements of Jones Lang Wootton (the English partnership and subsidiaries) as of 31 December 1997 and 1996 and for each of the three years ended 31 December 1997, which reports appears in the Current Report on Form 8-K of LaSalle Partners Incorporated dated 22 October 1998, and filed with the Securities and Exchange Commission on or around 8 December 1998.





/S/ DELOITTE & TOUCHE



8 December 1998